Exhibit 23.7
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Elan Corporation, plc:
We consent to the use of our reports dated February 28, 2007, with respect to the consolidated balance sheets of Elan Corporation, plc and subsidiaries, as of December 31, 2006 and 2005, and the related consolidated statements of operations, shareholders’ equity and other comprehensive income/(loss) and cash flows for each of the years in the three-year period ended December 31, 2006, and the related financial statement schedule; management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006; and the effectiveness of internal control over financial reporting as of December 31, 2006, incorporated by reference herein and to the reference to our firm under the heading “Experts” appearing elsewhere in this registration statement. Our report on the consolidated financial statements, dated February 28, 2007, contains an emphasis paragraph which states that effective January 1, 2006, Elan Corporation, plc adopted the provisions of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, as discussed in Note 2 to the consolidated financial statements.
/s/ KPMG
Dublin, Ireland
February 28, 2007